Exhibit 10.01

SHARE EXCHANGE AGREEMENT

BY AND AMONG

BEYOND COMMERCE, INC.,

ADJUICE INC.,

AND

THE SHAREHOLDERS OF ADJUICE INC.

Dated:  May 19, 2010

SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT, dated as of May 19, 2010 (this “Agreement”), by and among BEYOND COMMERCE, INC., a corporation incorporated in the State of Nevada, (“BYOC”), on the one hand; and ADJUICE INC. (“ADJUICE”), a corporation incorporated in the State of Delaware and formerly known as Snap Customers, Inc., and Sunlight Ventures LLC, Venture Lending & Leasing IV, LLC, Venture Lending & Leasing V, LLC, Echo Capital Growth Corp., Daniel Williams, and Harvard Developments, Ltd.  (each, “ADJUICE Shareholder” and collectively, the “ADJUICE Shareholders”), on the other hand.  Each of ADJUICE, the ADJUICE Entities and the ADJUICE Shareholders is sometimes individually referred to herein as a “ADJUICE Party,” and collectively as the “ADJUICE Parties.”  Each of BYOC and the BYOC Entities is sometimes individually referred to as a “BYOC Party” and collectively as the “BYOC Parties”.  Each of the Parties to this Agreement is individually referred to herein as a “Party” and collectively as the “Parties.”  Capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed to them in Exhibit A hereto.

RECITALS

A.           The ADJUICE Shareholders are the owners of and have good and valid title to all of the issued and outstanding capital stock of ADJUICE (the “ADJUICE Shares”), free and clear of any Liens.

B.           The Board of Directors of BYOC believes it is advisable and in the best interests of BYOC and its stockholders that BYOC acquire the ADJUICE Shares from the ADJUICE Shareholders (the “Share Exchange”) pursuant to the terms of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

Share Exchange; Closing

Section 1.1            Exchange of Shares.  Upon the terms and subject to the conditions of this Agreement, and in reliance on the representations and warranties set forth herein, at the Closing, the ADJUICE Shareholders agree to convey, assign, transfer and deliver to BYOC, and BYOC agrees to acquire from the ADJUICE Shareholders, all of the ADJUICE Shareholders’ right, title and interest in the ADJUICE Shares owned of record or beneficially by the ADJUICE Shareholders, free and clear of any Liens.  Schedule 1.1 hereto sets forth the number and type of ADJUICE Shares that each ADJUICE Shareholder will convey, assign, transfer and deliver to BYOC hereunder subject to the terms of this Agreement.  In exchange for the ADJUICE Shares, at the Closing, BYOC shall sell, issue and deliver to the ADJUICE Shareholders free and clear of all Liens, subject to the terms and conditions of this Agreement, (i) an aggregate of 5,100,000 shares of BYOC Common Stock (the “Transaction Shares”), and (ii) an aggregate of 4,450,000 shares of BYOC Common Stock (the “Earn-Out Shares”).  The number of Transaction Shares and Earn-Out Shares each ADJUICE Shareholder shall be entitled to receive in exchange for such ADJUICE Shareholder’s ADJUICE Shares is set forth opposite such shareholder’s name on Schedule 1.1.

Section 1.2            Earn-Out Shares.  As promptly as possible after May 31, 2011 (the “Target Date”), BYOC shall issue and deliver to the ADJUICE Shareholders, free and clear of all Liens, the Earn-Out Shares if the cumulative Gross Revenues of ADJUICE during the twelve month period commencing on June 1, 2010 and ending on the Target Date is at least $1,000,000 (the “Target”).   In the event that the Target is not achieved by the Target Date, BYOC’s obligations to issue the Earn-Out Shares shall be null and void and shall be terminated on the Target Date.  Until the Target Date, BYOC shall maintain the separate existence of ADJUICE and shall maintain separate financial records in a form sufficient to report ADJUICE’s Gross Revenues.

Section 1.3            Exchange of Options.  As soon as practicable after the Closing Date, any options entitling the holder to purchase shares of ADJUICE Shares as at the Closing Date shall be exchanged for options to purchase 100,000 shares of BYOC Common Stock, with an exercise price equal to $0.10 per share.

Section 1.4            Closing.  The Closing (the “Closing”) of the Share Exchange and the other transactions contemplated hereby (the “Transactions”), shall take place at the offices of TroyGould PC, 1801 Century Park East, 16th Floor, Los Angeles, California 90067 commencing at 9:00 a.m. local time on the business day following the satisfaction or waiver of all conditions and obligations of the Parties to consummate the Transactions contemplated hereby or on such other date and at such other time as the Parties may mutually determine (the “Closing Date”).

Section 1.5            Deliveries of the Parties.  At the Closing, (i) the ADJUICE Parties (directly and/or through their nominees) shall deliver to the BYOC Parties all stock certificates representing the ADJUICE Shares duly endorsed (or with executed stock powers) so as to make BYOC the sole owner thereof, together with the various certificates, instruments, agreements and documents referred to in Section 8.2 below, and (ii) the BYOC Parties shall deliver to the ADJUICE Parties, as applicable, stock certificates representing the Transaction Shares, in the denominations listed on Schedule 1.1, and the various other certificates, instruments, agreements and documents referred to in Section 8.1 below.

Section 1.6            Further Assurances.  Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, each of the Parties shall execute and deliver such other documents and instruments, provide such materials and information and take such other actions as may be commercially reasonable, to the extent permitted by law, to fulfill its obligations under this Agreement and to effectuate and consummate the Transactions.

Section 1.7            Tax Treatment.  The Parties intend the Share Exchange to be treated as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended.  Notwithstanding the foregoing, the Parties agree and acknowledge that none of the BYOC Parties has made any representation, warranty or covenant regarding the status of the Share Exchange as a tax-free reorganization.

ARTICLE II

Representations and Warranties of ADJUICE Parties

Subject to the exceptions set forth in the Disclosure Schedule of the ADJUICE Parties (the “ADJUICE Disclosure Schedule”), each of the ADJUICE Parties jointly and severally represents and warrants to the BYOC Parties as of the date hereof and as of the Closing as follows:

Section 2.1            ADJUICE Shares.

(a)           Good Title.  The ADJUICE Shareholders are the registered and beneficial owners of the ADJUICE Shares and have good and marketable title to the ADJUICE Shares, with the right and authority to sell and deliver such ADJUICE Shares.  Such shares constitute all of the capital stock of ADJUICE.  Upon delivery of the stock certificates duly assigned and delivered under this Agreement, BYOC will receive good title to all of the ADJUICE Shares, free and clear of all Liens.

(b)           Capital Structure.  The authorized capital stock of ADJUICE consists of ten million (10,000,000) shares of Common Stock, $0.001 par value, of which 9,900,000 shares are issued and outstanding.  All outstanding shares of the capital stock of the ADJUICE are duly authorized, validly issued, fully paid and nonassessable and are not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the ADJUICE Constituent Instruments or any Contract to which any of the ADJUICE Parties is a party or otherwise bound.  There are no bonds, debentures, notes or other indebtedness having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of the shares of capital stock of ADJUICE may vote.  Options to purchase a total of 100,000 shares of ADJUICE Common Stock are outstanding under the ADJUICE 2009 Stock Option Plan.  Other than the foregoing options, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which any of the ADJUICE Entities is a party or is bound (A) obligating any of the ADJUICE Entities to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, any of the ADJUICE Entities, or (B) obligating any of the ADJUICE Entities to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking.

Section 2.2            Organization and Standing.  Each of the ADJUICE Entities is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization or formation.  Each of the ADJUICE Entities is duly qualified to do business in each of the jurisdictions in which the property owned, leased or operated by it or the nature of the business which it conducts requires qualification, except where the failure to so qualify would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.  Each of the ADJUICE Entities has all requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now being conducted.

Section 2.3            Authority; Execution and Delivery; Enforceability.  Each of the ADJUICE Parties, if an entity, has all requisite or other power and authority to execute and deliver this Agreement and the other documents to which it is a party and to consummate the Transactions contemplated hereby and thereby.  The execution and delivery by the ADJUICE Parties of this Agreement and the consummation by them of the Transactions have been duly authorized and approved by the boards of directors or other governing body of each of the ADJUICE Parties (if an entity), such authorization and approval remains in effect and has not been rescinded or qualified in any way, and no other proceedings on the part of any such entities are necessary to authorize this Agreement and the Transactions.  Each of this Agreement and the other documents to which any ADJUICE Party is a party has been duly executed and delivered by such party and constitutes the valid, binding, and enforceable obligation of each of them, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws of general application now or hereafter in effect affecting the rights and remedies of creditors and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 2.4            Subsidiaries.  Section 2.4 of the ADJUICE Disclosure Schedule lists, as of the date hereof, all Subsidiaries and affiliated entities of ADJUICE and indicates as to each the type of entity, its jurisdiction of organization and its shareholders or other equity holders.  Except as set forth in Section 2.4 of the ADJUICE Disclosure Schedule, ADJUICE does not directly or indirectly own any other equity or similar interest in or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.  Except as set forth in Section 2.4 of the ADJUICE Disclosure Schedule, ADJUICE is the direct or indirect owner of all outstanding shares of capital stock of its Subsidiaries, and all such shares are duly authorized, validly issued, fully paid and nonassessable and are owned by ADJUICE free and clear of all Liens.  Except as set forth in Section 2.4 of the ADJUICE Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of any Subsidiaries ADJUICE or otherwise obligating any Subsidiaries of ADJUICE to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.

Section 2.5            No Conflicts.  The execution and delivery of this Agreement or any of the other documents contemplated hereby by each of the ADJUICE Parties and the consummation of the Transactions and compliance with the terms hereof and thereof will not, (a) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the assets and properties of any ADJUICE Entity under any provision of:  (i) any ADJUICE Constituent Instrument; (ii) any ADJUICE Material Contract (as defined in Section 2.18 herein) to which any ADJUICE Entity is a party or to or by which it (or any of its assets and properties) is subject or bound; or (iii) conflict with any Material Permit of a ADJUICE Entity; (b) violate any material Judgment applicable to any ADJUICE Entity, or its properties or assets, (c) terminate or modify, or give any third party the right to terminate or modify, the provisions or terms of any Contract to which any ADJUICE Entity is a party; or (d) cause any of the assets owned by any ADJUICE Entity to be reassessed or revalued by any Governmental Authority.

Section 2.6            Consents and Approvals.  No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with any Governmental Authority (“Consent”) is required to be obtained or made by or with respect to any ADJUICE Party, in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, except for (a) such Consents as may be required under applicable state securities laws and the securities laws of any foreign country; and (b) such other Consents which, if not obtained or made, would not have a Material Adverse Effect on the ADJUICE Entities and would not prevent or materially alter or delay any of the Transactions.

Section 2.7            Financial Statements.

ADJUICE has furnished to BYOC its (i) unaudited balance sheets for the fiscal year ended December 31, 2009, and the related statements of income of ADJUICE for the period then ended; and (ii) unaudited balance sheets for the four months ended April 30, 2010, and the related consolidated statements of income of ADJUICE for the period then ended ((i)-(ii), collectively, the “ADJUICE Financial Statements”).  The ADJUICE Financial Statements fairly present in all material respects the financial condition and operating results of ADJUICE, as of the dates, and for the periods, indicated therein.

Section 2.8            Absence of Certain Changes or Events.  Except set forth below in this Section 2.8, from April 30, 2010 to the date of this Agreement, there has not been:

(a)          any event, situation or effect (whether or not covered by insurance) that has resulted in, or to the ADJUICE Entities’ Knowledge, is reasonably likely to result in, a Material Adverse Effect on the ADJUICE Entities;

(b)          any damage, destruction or loss to, or any material interruption in the use of, any of the assets of any of the ADJUICE Entities (whether or not covered by insurance) that has had or could reasonably be expected to have a Material Adverse Effect on the ADJUICE Entities;

(c)          any material change to a Material Contract by which any of the ADJUICE Entities or any of its respective assets is bound or subject, other than the cancellation of the WTI Loan Documents;

(d)          any mortgage, pledge, transfer of a security interest in, or Lien, created by any of the ADJUICE Entities, with respect to any of its material properties or assets;

(e)          any loans or guarantees made by any of the ADJUICE Entities to or for the benefit of its officers or directors, or any members of their immediate families, or any material loans or guarantees made by the ADJUICE Entities to or for the benefit of any of its employees or any members of their immediate families, in each case, other than travel advances and other advances made in the ordinary course of its business;

(f)           any sale, issuance or grant, or authorization of the issuance of equity securities of any ADJUICE Entities, except in connection with the cancellation and extinguishment of the WTI Loan;

(g)          any amendment to any ADJUICE Constituent Instruments, any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction involving any ADJUICE Entities;

(h)          any material Tax election by any ADJUICE Entities;

(i)           any commencement or settlement of any material Actions (as defined below) by any of the ADJUICE Entities; or

(j)           any negotiations, arrangement or commitment by any of the ADJUICE Entities to take any of the actions described in this Section 2.8.

Section 2.9            No Undisclosed Liabilities.  The ADJUICE Entities have no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent, including any obligations to issue capital stock or other securities of ADJUICE Entities) after April 30, 2010, other than (a) those set forth or adequately provided for in the most recent Balance Sheet included in the ADJUICE Financial Statements (the “ADJUICE Balance Sheet”), (b) those not required to be set forth in the ADJUICE Balance Sheet under U.S. GAAP, and (c) those incurred since the date of the ADJUICE Balance Sheet in the ordinary course of business and not reasonably likely to result in a Material Adverse Effect on ADJUICE Entities.

Section 2.10          Litigation.  As of the date of this Agreement, there is no private or governmental action, suit, inquiry, notice of violation, claim, arbitration, audit, proceeding (including any partial proceeding such as a deposition) or investigation (“Action”) pending or threatened in writing against any of the ADJUICE Entities, any of their respective executive officers or directors (in their capacities as such) or any of their respective properties before or by any Governmental Authority which (a) adversely affects or challenges the legality, validity or enforceability of this Agreement or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or would reasonably be expected to result in a Material Adverse Effect on the ADJUICE Entities.  As of the date of this Agreement, there is no Judgment imposed upon any of the ADJUICE Entities or any of their respective properties, that would prevent, enjoin, alter or materially delay any of the Transactions contemplated by this Agreement, or that would reasonably be expected to have a Material Adverse Effect on the ADJUICE Entities.  Neither the ADJUICE Entities, nor any director or executive officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a material claim or material violation of or material liability under the securities laws of any Governmental Authority or a material claim of breach of fiduciary duty.

Section 2.11          Licenses, Permits, Etc.  Each of the ADJUICE Entities possesses or will possess prior to the Closing all Material Permits.  As of the date of this Agreement, all such Material Permits are in full force and effect.

Section 2.12          Title to Properties.

(a)           Real Property.  No ADJUICE Entity owns any real property.  None of the leases of real property entered into by the ADJUICE Entities (the “ADJUICE Real Estate Leases”) is in default, and, as of the date of this Agreement, the Chief Executive Officer of ADJUICE is not aware of any default by any of the lessors thereunder, except any such default that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the ADJUICE Entities.

(b)           Tangible Personal Property.  Except as would not reasonably be expected to have a Material Adverse Effect on the ADJUICE Entities, the ADJUICE Entities are in possession of and have good title to, or have valid leasehold interests in or valid contractual rights to use all tangible personal property as reflected in the ADJUICE Financial Statements, and tangible personal property acquired (and not otherwise disposed of in the ordinary course of business with a value not exceeding $1,000) since April 30, 2010 (collectively, the “ADJUICE Tangible Personal Property”).  All ADJUICE Tangible Personal Property is free and clear of all Liens, and is in good order and condition, ordinary wear and tear excepted, and its use complies in all material respects with all applicable Laws.

(c)           Accounts Receivable.  The accounts receivable of the ADJUICE Entities reflected in the ADJUICE Balance Sheet included in the ADJUICE Financial Statements have been presented in accordance with U.S. GAAP applied in a manner consistent with the accounting principles applied in the preparation of the ADJUICE Financial Statements.

Section 2.13          Intellectual Property.  Section 2.13 of the ADJUICE Disclosure Schedule sets forth a description of any patents, trademarks, domain names, copyrights, and any applications therefor which are material to the conduct of the business of the ADJUICE Entities taken as a whole.  The ADJUICE Entities own, or are validly licensed or otherwise have the right to use, all patents trademarks, domain names and copyrights listed on Section 2.13 of the ADJUICE Disclosure Schedules and all trade names, service marks, computer software and trade secrets material to the conduct of their business (taken as a whole) as currently conducted (“ADJUICE Intellectual Property Rights”), except for failures to own, license or have rights to such ADJUICE Intellectual Property Rights as would not reasonably be expected to have a Material Adverse Effect on the ADJUICE Entities.  Except as set forth in Section 2.13 of the ADJUICE Disclosure Schedule and except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on the ADJUICE Entities, (i) no claims are pending or, to the Knowledge of ADJUICE Entities, threatened that any of the ADJUICE Entities is infringing or otherwise adversely affecting the rights of any Person with regard to any ADJUICE Intellectual Property Right; and (ii) to the Knowledge of ADJUICE Entities, no Person is infringing the rights of ADJUICE Entities with respect to any ADJUICE Intellectual Property Right.

Section 2.14          Taxes.

(a)           The ADJUICE Entities have timely filed, or have caused to be timely filed on their behalf, all Tax Returns that are or were required to be filed by or with respect to any of them, either separately or as a member of group of corporations, pursuant to applicable Legal Requirements.  All Tax Returns filed by (or that include on a consolidated basis) any of the ADJUICE Entities were (and, as to a Tax Return not filed as of the date hereof, will be) in all respects true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax returns, individually or in the aggregate, have not and would not reasonably be expected to have a Material Adverse Effect on the ADJUICE Entities.  There are no unpaid Taxes claimed to be due by any Governmental Authority in charge of taxation of any jurisdiction, nor any claim for additional Taxes for any period for which Tax Returns have been filed, except to the extent any failure to file or any inaccuracies in any filed Tax returns, individually or in the aggregate, have not and would not reasonably be expected to have a Material Adverse Effect on the ADJUICE Entities.

(b)           None of the ADJUICE Entities has received any notice that any Governmental Authority will audit or examine (except for any general audits or examinations routinely performed by such Governmental Authorities), seek information with respect to, or make material claims or assessments with respect to any Taxes for any period.

(c)           The ADJUICE Financial Statements reflect an adequate reserve for all Taxes payable by ADJUICE Entities (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all taxable periods and portions thereof through the date of such financial statements.  None of the ADJUICE Entities is either a party to or bound by any Tax indemnity, Tax sharing or similar agreement and the ADJUICE Entities currently have no material liability and will not have any material liabilities for any Taxes of any other Person under any agreement or by the operation of any Law.  No deficiency with respect to any Taxes has been proposed, asserted or assessed against any of the ADJUICE Entities, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the ADJUICE Entities.

(d)           None of the ADJUICE Entities has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.  None of the ADJUICE Entities has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.  No power of attorney currently in force has been granted by any of the ADJUICE Entities concerning any Taxes or Tax Return.

Section 2.15          Employment Matters.

(a)           Benefit Plan.  Other than the 2009 Stock Option Plan of ADJUICE, none of the ADJUICE Entities has or maintains any material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing material benefits to any current or former employee, officer or director of any of the ADJUICE Entities (collectively, “ADJUICE Benefit Plans”).  As of the date of this Agreement, there are no severance or termination agreements or arrangements currently in effect between any of the ADJUICE Entities and any of its current or former employees, officers or directors, nor do any of the ADJUICE Entities have any general severance plan or policy currently in effect for any of its employees, officers or directors.

(b)           Labor Matters.  There are no collective bargaining or other labor union agreements to which any of the ADJUICE Entities is a Party or by which it is bound. No complaint, charge or Actions by or before any Governmental Authority brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of its employees is pending or, to the ADJUICE Entities’ Knowledge, threatened against any of the ADJUICE Entities.

Section 2.16          Transactions With Affiliates and Employees.  Other than the WTI Loans, none of the executive officers or directors of ADJUICE Entities and none of the ADJUICE Shareholders is presently a party, directly or indirectly, to any transaction with any of the ADJUICE Entities that is required to be disclosed under Rule 404(a) of Regulation S-K (other than for services as employees, officers and directors), including any Contract providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any executive officer, director or, to the Knowledge of ADJUICE Entities, any entity in which any executive officer or director has a substantial interest or is an officer, director, trustee or partner.

Section 2.17          Insurance. The ADJUICE Entities are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which ADJUICE Entities are engaged and in the geographic areas where any of which engages in such businesses, except as would not reasonably be expected to have a Material Adverse Effect on the ADJUICE Entities.  All insurance policies of ADJUICE are in full force and effect, all premiums due thereon have been paid or provided for, and ADJUICE has complied with the material provisions of its insurance policies.

Section 2.18          Material Contracts.

(a)           ADJUICE has made available to BYOC, prior to the date of this Agreement, true, correct and complete copies of each of the following written Contracts, as amended and supplemented to which any of the ADJUICE Entities is a party:  (i) agreements that would be considered a material contract pursuant to Item 601(b)(10) of Regulation S-K; (ii) loan agreements or indentures relating to any indebtedness of the ADJUICE Parties; and (iii) agreements pursuant to which any of the ADJUICE Entities receives or pays amounts in excess of $10,000 (each, a “ADJUICE Material Contract”).  A list of each such ADJUICE Material Contract is set forth on Section 2.18 of the ADJUICE Disclosure Schedule.  As of the date of this Agreement, none of the ADJUICE Entities is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the ADJUICE Entities; and, to the Knowledge of the ADJUICE Entities, as of the date of this Agreement, no other Person has violated or breached, or committed any default under, any Material Contract, except for violations, breaches and defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the ADJUICE Entities.

(b)           Each ADJUICE Material Contract is a legal, valid and binding agreement, and is in full force and effect, and (i) none of the ADJUICE Entities is in breach or default of any ADJUICE Material Contract to which it is a party in any material respect; (ii) no event has occurred or circumstance has existed that (with or without notice or lapse of time), will or would reasonably be expected to, (A) contravene, conflict with or result in a violation or breach of, or become a default or event of default under, any provision of any ADJUICE Material Contract; (B) permit ADJUICE Entities or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any ADJUICE Material Contract; or (iii) none of the ADJUICE Entities has received notice of the pending or threatened cancellation, revocation or termination of any ADJUICE Material Contract to which it is a party.

Section 2.19          Compliance with Applicable Laws.  The ADJUICE Entities are in compliance with all applicable Laws, including those relating to occupational health and safety and the environment to which they are subject, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the ADJUICE Entities.

Section 2.20          Foreign Corrupt Practices.  Neither the ADJUICE Entities, nor ADJUICE Shareholders, nor to the Knowledge of the ADJUICE Entities, any of their respective Representatives, has, in the course of its actions for, or on behalf of, the ADJUICE Entities, directly or indirectly, (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any Governmental Authority or any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S.  Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”); or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment in connection with the operations of ADJUICE Entities to any foreign or domestic government official or employee, except, in the case of clauses (a) and (b) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the ADJUICE Entities.

Section 2.21          Money Laundering Laws.  None of the ADJUICE Entities has violated any money laundering statute or any rules and regulations relating to money laundering statutes (collectively, the “Money Laundering Laws”) and no proceeding involving any ADJUICE Entities with respect to the Money Laundering Laws is pending or, to the Knowledge of the ADJUICE Entities, is threatened.

Section 2.22          Brokers; Schedule of Fees and Expenses.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of ADJUICE Entities.

Section 2.23          OFAC.  None of the ADJUICE Entities, any director or officer of the ADJUICE Entities, or, to the Knowledge of the ADJUICE Entities, any agent, employee, affiliate or Person acting on behalf of the ADJUICE Entities is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S.  Treasury Department (“OFAC”); and the ADJUICE Entities have not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

Section 2.24          Environmental Matters.  Each of the ADJUICE Entities is in substantial compliance with, and has not been and is not in material violation of or subject to any material liability under, any Environmental Law and no proceeding involving any ADJUICE Entities with respect to any Environmental Law is pending or, to the Knowledge of the officers of the ADJUICE Entities, is threatened.

Section 2.25          Purchase for Investment.

(a)           Each ADJUICE Shareholder is acquiring the BYOC Securities for investment for such Shareholder’s own account and not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and no ADJUICE Shareholder has a present intention of selling, granting any participation in, or otherwise distributing the same.

(b)           Each ADJUICE Shareholder understands that the BYOC Securities are not registered under the Securities Act on the ground that the sale and the issuance of securities hereunder is exempt from registration under the Securities Act pursuant to Section 4(2) thereof, and that BYOC's reliance on such exemption is predicated on the representations set forth herein.

Section 2.26          Investment Experience.  Each ADJUICE Shareholder acknowledges that he or it can bear the economic risk of his or its investment, and has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the investment in the BYOC Securities. The ADJUICE Shareholders acknowledge that neither the Securities and Exchange Commission (“SEC”), nor the securities regulatory body of any state or other jurisdiction has received, considered or passed upon the accuracy or adequacy of the information and representations made in this Agreement or any of the information provided to the ADJUICE Shareholders as described in Section 2.27 below.

Section 2.27          Information.  Each ADJUICE Shareholder has carefully reviewed such information as the ADJUICE Shareholder deemed necessary to evaluate an investment in the BYOC Securities.  To the full satisfaction of each ADJUICE Shareholder, he or it has been furnished all materials that he or it has requested relating to BYOC and the issuance of the BYOC Securities hereunder, and each ADJUICE Shareholder has been afforded the opportunity to ask questions of representatives of BYOC to obtain any information necessary to verify the accuracy of any representations or information made or given to the ADJUICE Shareholder.

Section 2.28          Restricted Securities.  Each certificate representing BYOC Securities issued to the ADJUICE Shareholders residing in the U.S. shall be endorsed with following legend:

“THE SECURITIES WHICH ARE REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNTIL A REGISTRATION STATEMENT WITH RESPECT THERETO IS DECLARED EFFECTIVE UNDER SUCH ACT, OR BEYOND COMMERCE, INC. RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER REASONABLY SATISFACTORY TO COUNSEL FOR BEYOND COMMERCE, INC. THAT AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT IS AVAILABLE.”

Each certificate representing BYOC Securities issued to the ADJUICE Shareholders residing outside of the U.S. shall be endorsed with following legends:

“THE SECURITIES ARE BEING OFFERED TO INVESTORS WHO ARE NOT U.S. PERSONS ( AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“SECURITIES ACT”)) AND WITHOUT REGISTRATION WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT IN RELIANCE UPON SECTION 4(2) OF THE SECURITIES ACT.”

“TRANSFER OF THESE SECURITIES IS PROHIBITED, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S, PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT, OR PURSUANT TO AVAILABLE EXEMPTION FROM REGISTRATION. HEDGING TRANSACTION MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.”

Each ADJUICE Shareholder understands that the BYOC Securities may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the BYOC Securities or any available exemption from registration under the Securities Act, the BYOC Securities must be held indefinitely.  The ADJUICE Shareholders are aware that the BYOC Securities may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of that Rule are met.

Section 2.29          WTI Loan Extinguishment.  The two letter agreements, dated May 19, 2010, between ADJUICE Venture Lending & Leasing IV, Inc. and Venture Lending & Leasing V, Inc. (collectively, the “Payoff Agreements”), copies of which are attached hereto as Appendix B and C, constitute the valid, binding, and enforceable obligation of Venture Lending & Leasing IV, Inc. and Venture Lending & Leasing V, Inc.  Upon the delivery by BYOC of an aggregate of 900,000 shares of Common Stock to Venture Lending & Leasing IV, Inc. and Venture Lending & Leasing V, Inc. in accordance with the Payoff Agreements, (i) both WTI Loans will be fully paid off and terminated, (ii) all Liens and other security interests granted in connection with the WTI Loans will be fully released, and (iii) none of ADJUICE’s property or assets will thereafter be subject to any Lien in favor of Venture Lending & Leasing IV, Inc. and Venture Lending & Leasing V, Inc., under the WTI Loans or otherwise.

ARTICLE III

Representations and Warranties of BYOC

BYOC represents and warrants to the ADJUICE Parties as follows:

Section 3.1            Organization and Standing.  BYOC is duly organized, validly existing and in good standing under the laws of the State of Nevada.  BYOC is duly qualified to do business in each of the jurisdictions in which the property owned, leased or operated by BYOC or the nature of the business which it conducts requires qualification, except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect on BYOC.  BYOC has the requisite power and authority to own, lease and operate its tangible assets and properties and to carry on its business as now being conducted and, subject to necessary approvals of the relevant Government Authorities, as presently contemplated to be conducted.

Section 3.2            Authority; Execution and Delivery; Enforceability.  BYOC has all requisite corporate power and authority to execute and deliver this Agreement and the other documents to which it is a Party and to consummate the Transactions.  The execution and delivery by BYOC of this Agreement and the consummation by BYOC of the Transactions have been duly authorized and approved by the BYOC Board and no other corporate proceedings on the part of BYOC are necessary to authorize this Agreement and the Transactions.  All action, corporate and otherwise, necessary to be taken by BYOC to authorize the execution, delivery and performance of this Agreement and all other agreements and instruments delivered by BYOC in connection with the Transactions have been duly and validly taken.  Each of this Agreement and any other documents to which BYOC is a Party, has been duly executed and delivered by BYOC and constitutes the valid, binding, and enforceable obligation of BYOC, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws of general application now or hereafter in effect affecting the rights and remedies of creditors and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 3.3            No Conflicts.  The execution and delivery of this Agreement and the consummation of the Transactions and compliance with the terms hereof and thereof will not, (a) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien (other than any Liens for Taxes not yet due or delinquent or any statutory Liens arising in the ordinary course of business by operation of Law and which are not, individually or in the aggregate, significant) upon any of the assets and properties of BYOC, under, any provision of:  (i) the Articles of Incorporation of BYOC, as amended to the date of this Agreement, or the bylaws of BYOC, as amended to the date of this Agreement (the “BYOC Constituent Instruments”); or (ii) any BYOC Contract that has been filed by BYOC with the SEC and to which BYOC is a party or to or by which it (or any of its assets and properties) is subject or bound; (b) subject to the filings and other matters referred to in Section 3.4, conflict with any material Judgment or Law applicable to BYOC, or its properties or assets; (c) result in any suspension, revocation, impairment, forfeiture or nonrenewal of any Permit applicable to BYOC; or (d) terminate or modify, or give any third party the right to terminate or modify, the provisions or terms of any Contract to which BYOC is a party.

Section 3.4            Consents and Approvals.  No Consent of, or registration, declaration or filing with, or permit from, any Governmental Authority is required to be obtained or made by or with respect to BYOC in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) the filing of a Form 8-K with the SEC within four (4) business days after the execution of this Agreement and of the Closing Date; (ii) any filings as required under applicable securities laws; and (iii) the procurement of such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on BYOC and would not prevent, or materially alter or delay consummation of any of the Transactions.

Section 3.5            SEC Documents.  BYOC has filed all reports, schedules, forms, statements and other documents required to be filed by BYOC with the SEC, pursuant to Sections 13(a), 14(a) and 15(d) of the Exchange Act (the “BYOC SEC Documents”).  As of its respective filing date, each BYOC SEC Document complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such BYOC SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Except to the extent that information contained in any BYOC SEC Document has been revised or superseded by a later filed BYOC SEC Document, none of the BYOC SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The consolidated financial statements of BYOC included in the BYOC SEC Documents (the “BYOC Financial Statements”) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with U.S.  GAAP (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of BYOC as of the dates thereof and the consolidated results of their operations and cash flows as at the respective dates of and for the periods referred to in such financial statements (subject, in the case of unaudited financial statements, to normal year-end audit adjustments and the omission of notes to the extent permitted by Regulation S-X of the SEC).

Section 3.6            Absence of Certain Changes or Events.  Since the date of the most recent audited financial statements and interim financial statements included in the filed BYOC SEC documents to the date of this Agreement, there has not been:

(a)           any event, situation or effect (whether or not covered by insurance) that has resulted in, or to BYOC’s Knowledge, is reasonably likely to result in, a Material Adverse Effect on BYOC;

(b)           any damage, destruction or loss to, or any material interruption in the use of, any of the assets of BYOC (whether or not covered by insurance) that has had or could reasonably be expected to have a Material Adverse Effect on BYOC;

(c)           any material change to a material Contract by which BYOC or any of its assets is bound or subject;

(d)           any material change in any compensation arrangement or agreement with any employee, officer, or director;

(e)           any resignation or termination of employment of the Chief Executive Officer or Chief Financial Officer of BYOC;

(f)           any mortgage, pledge, transfer of a security interest in, or Lien, created by BYOC, with respect to any of its material properties or assets;

(g)           any alteration of BYOC’s method of accounting or the identity of its auditors; or

(h)           any negotiations, arrangement or commitment by BYOC to take any of the actions described in this Section 3.6.

Section 3.7            Undisclosed Liabilities. BYOC has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) due after the date hereof other than those (a) set forth or adequately provided for in the most recent Balance Sheet included in the BYOC Financial Statements (the “BYOC Balance Sheet”), not required to be set forth on the BYOC Balance Sheet under U.S. GAAP or (b) incurred since the date of the BYOC Balance Sheet and not reasonably likely to result in a Material Adverse Effect on BYOC.

Section 3.8            Litigation.  As of the date hereof, there is no Action which (a) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect on BYOC.  Neither BYOC, nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

Section 3.9            Compliance with Applicable Laws.  The BYOC Entities are in compliance with all applicable Laws, including those relating to occupational health and safety and the environment, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on BYOC.

Section 3.10          Broker’s and Finders’ Fees.  BYOC has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any Transaction.

Section 3.11          Trading:  Registration.  The BYOC Securities are traded on the OTC Bulletin Board.  There is no Action pending or, to the Knowledge of BYOC, threatened against BYOC with respect to the prohibition or termination of the trading of such securities on the OTC Bulletin Board.  The BYOC Securities are registered pursuant to Section 12(g) of the Exchange Act and BYOC has taken no action designed to, or which is likely to have the effect of, terminating the registration of such securities under the Exchange Act nor has BYOC received any notification that the SEC is contemplating terminating such registration.

Section 3.12          Money Laundering Laws.  The operations of BYOC are and have been conducted at all times in compliance with Money Laundering Laws and no proceeding involving BYOC with respect to the Money Laundering Laws is pending or, to the Knowledge of BYOC, is threatened.

ARTICLE IV

Conduct Prior To The Closing

Section 4.1            Covenants of ADJUICE Parties.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, the ADJUICE Parties agree that each of the ADJUICE Entities shall use commercially reasonable efforts, or cause such entities to use commercially reasonable efforts, to (except to the extent expressly contemplated by this Agreement or as consented to in writing by the other Parties), (i) carry on its business in the ordinary course in substantially the same manner as heretofore conducted, to pay debts and Taxes when due (subject to good faith disputes over such debts or Taxes), to pay or perform other obligations when due, and to use all reasonable efforts consistent with past practice and policies to preserve intact its present business organizations, and (ii) use its commercially reasonable efforts consistent with past practice to keep available the services of its present officers, directors and employees and use its commercially reasonable efforts consistent with past practice to preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that there shall not be a Material Adverse Effect in its ongoing businesses as of the Closing Date.  The ADJUICE Parties agree to promptly notify BYOC of any material event or occurrence not in the ordinary course of its business that would have or reasonably be expected to have a Material Adverse Effect on the ADJUICE Entities.  Without limiting the generality of the forgoing, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, none of the ADJUICE Parties shall do, allow, cause or permit any of the following actions to occur with respect to any of the ADJUICE Entities without the prior written consent of BYOC, which shall not be unreasonably delayed or withheld:

(a)           Charter Documents.  Cause or permit any amendments to any of the ADJUICE Constituent Instruments or any other equivalent organizational documents, except as contemplated by this Agreement;

(b)           Accounting Policies and Procedures.  Change any method of accounting or accounting principles or practices by ADJUICE, except for any such change required by any Legal Requirement or by a change in any Legal Requirement or U.S. GAAP;

(c)           Dividends; Changes in Capital Stock.  Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock;

(d)           Material Contracts.  Enter into any new Material Contract, or violate, amend or otherwise modify or waive any of the terms of any existing Material Contract, other than (i) in the ordinary course of business consistent with past practice or (ii) upon prior consultation with, and prior written consent (which shall not be unreasonably delayed or withheld) of BYOC;

(e)           Issuance of Securities.  Except as required in connection with the cancellation of the WTI Loans, issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities;

(f)           Intellectual Property.  Other than in connection with the WTI Loan extinguishment, transfer or license to any Person or entity any Intellectual Property Rights other than the license of non-exclusive rights to Intellectual Property Rights in the ordinary course of business consistent with past practice;

(g)           Dispositions.  Other than in connection with the WTI Loan extinguishment, sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its business, taken as a whole, except in the ordinary course of business consistent with past practice;

(h)           Liabilities.  Except in its ordinary course of business, incur any liabilities;

(i)            Capital Expenditures.  Make any capital expenditures, capital additions or capital improvements except in the ordinary course of business and consistent with past practice that do not exceed $10,000 individually or in the aggregate;

(j)            Acquisitions.  Acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire any assets which are material, individually or in the aggregate, to its business, taken as a whole, or acquire any equity securities of any corporation, partnership, association or business organization;

(k)           Employment.  Except as required to comply with Legal Requirements or agreements or pursuant to plans or arrangements existing on the date hereof, (i) take any action with respect to, adopt, enter into, terminate or amend any employment, severance, retirement, retention, incentive or similar agreement, arrangement or benefit plan for the benefit or welfare of any current or former director, executive officer or any collective bargaining agreement, (ii) increase in any material respect the compensation or fringe benefits of, or pay any bonus to, any director, executive officer, (iii) materially amend or accelerate the payment, right to payment or vesting of any compensation or benefits, (iv) pay any material benefit not provided for as of the date of this Agreement under any benefit plan, or (v) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder;

(l)            Facility.  Open or close any facility or office except in the ordinary course of business;

(m)          Taxes.  Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any Tax Return or any amendment to a Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(n)           Litigation.  Initiate, compromise or settle any material litigation or arbitration proceedings; and

(o)           Other.  Agree, in writing or otherwise, to take any of the actions described in Sections 4.1(a) through (n) above.

Section 4.2            Covenants of BYOC.  From the date hereof until the earlier of the termination of this Agreement or the Closing Date, BYOC agrees that BYOC shall use commercially reasonable efforts, (except to the extent expressly contemplated by this Agreement or as consented to in writing by the other Parties), to (i) carry on its business in the ordinary course in substantially the same manner as heretofore conducted, to pay debts and Taxes when due or necessary (subject to good faith disputes over such debts or taxes), to pay or perform other obligations when due, and to use all reasonable efforts consistent with past practice and policies to preserve intact its present business organizations and (ii) use its commercially reasonable efforts consistent with past practice to keep available the services of its present officers, directors and employees and use its commercially reasonable efforts consistent with past practice to preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that there shall not be a Material Adverse Effect in its ongoing businesses as of the Closing Date.  BYOC agrees to promptly notify the ADJUICE Parties of any material event or occurrence not in the ordinary course of its business and of any event that would have a Material Adverse Effect on any of the BYOC Parties.  Without limiting the generality of the forgoing, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, the BYOC Parties shall not do, allow, cause or permit any of the following actions to occur without the prior written consent of the ADJUICE Parties, which consent shall not be unreasonably delayed or withheld:

(a)           Charter Documents.  None of the BYOC Parties shall adopt or propose any change in any of their constituent instruments, except for such amendments required by any Legal Requirement, the rules and regulations of the SEC, or by the securities exchange on which the BYOC Common Stock is listed for trading;

(b)           Accounting Policies and Procedures.  BYOC shall not change any method of accounting or accounting principles or practices by BYOC, except for any such change required by any Legal Requirement or by a change in any Legal Requirement or U.S.  GAAP;

(c)           SEC Reports.  BYOC shall not fail to timely file or furnish to or with the SEC all reports, schedules, forms, statements and other documents required to be filed or furnished (except those filings by affiliates of BYOC required under Section 13(d) or 16(a) of the Exchange Act which do not have a Material Adverse Effect on BYOC);

(d)           Other.  Agree in writing or otherwise to take any of the actions described in Sections 4.2(a) through (c) above.

ARTICLE V

Covenants of the ADJUICE Parties

Section 5.1            Access to Information.  Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which any ADJUICE Party is subject, between the date of this Agreement and the Closing Date, subject to BYOC’s undertaking to use its commercially reasonable efforts to keep confidential and protect the Trade Secrets of the ADJUICE Parties against any disclosure, the ADJUICE Parties will permit BYOC and its Representatives reasonable access at dates and times agreed upon by the applicable ADJUICE Party and BYOC, to all of the books and records of the ADJUICE Entities which the BYOC determines are necessary for the preparation of such filings or submissions in accordance with SEC rules and regulations as are necessary to consummate the Transactions and as are necessary to respond to requests of the SEC’s staff, BYOC’s accountants and relevant Governmental Authorities.  Notwithstanding anything to the contrary contained herein, the BYOC Parties may make a disclosure otherwise prohibited by this Section 5.1 if required by applicable law or regulation or regulatory, administrative or legal process (including, without limitation, by oral questions, interrogatories, requests for information, subpoena of documents, civil investigative demand or similar process) or the rules and regulations of the SEC or any stock exchange or trading system having jurisdiction over BYOC Parties.  In the event that any BYOC Party or any of its Representatives is requested or required to disclose any Trade Secrets of ADJUICE Parties as provided in the proviso in the immediately preceding sentence, such BYOC Party shall provide the ADJUICE Entities with prompt written notice of any such request or requirement so that the ADJUICE Entities may seek a protective order or other appropriate remedy.

Section 5.2            Fulfillment of Conditions.  The ADJUICE Parties shall use their commercially reasonable efforts to fulfill the conditions specified in Article VIII to the extent that the fulfillment of such conditions is within their control.  The foregoing obligation includes (a) the execution and delivery of documents necessary or desirable to consummate the Transactions contemplated hereby, and (b) taking or refraining from such actions as may be necessary to fulfill such conditions (including using their commercially reasonable efforts to conduct their business in such manner that on the Closing Date the representations and warranties of the each of the ADJUICE Entities contained herein shall be accurate as though then made, except as contemplated by the terms hereof).

Section 5.3            Disclosure of Certain Matters.  From the date hereof through the Closing Date, each of the ADJUICE Entities shall give BYOC prompt written notice of any event or development that occurs that is of a nature that, individually or in the aggregate, would have or reasonably be expected to have a Material Adverse Effect on the ADJUICE Entities.

Section 5.4            Regulatory and Other Authorizations; Notices and Consents.

(a)           The ADJUICE Entities shall use their commercially reasonable efforts to obtain all material Consents that may be or become necessary for their execution and delivery of, and the performance of their obligations pursuant to, this Agreement and the Transaction Documents and will cooperate with BYOC in promptly seeking to obtain all such authorizations, consents, orders and approvals.

(b)           Each ADJUICE Entity shall give promptly such notices to third parties and use its or their commercially reasonable efforts to obtain such third party consents and estoppel certificates as are required to consummate the Transactions.

(c)           ADJUICE shall cooperate and use commercially reasonable efforts to assist BYOC in giving such notices and obtaining such consents and estoppel certificates as are required to consummate the Transactions.

ARTICLE VI

Covenants of BYOC

Section 6.1            Fulfillment of Conditions.  From the date hereof to the Closing Date, BYOC shall use its commercially reasonable efforts to fulfill the conditions specified in Article VIII to the extent that the fulfillment of such conditions is within its control.  The foregoing obligation includes (a) the execution and delivery of documents necessary or desirable to consummate the Transactions, and (b) taking or refraining from such actions as may be necessary to fulfill such conditions (including using its commercially reasonable efforts to conduct the business of BYOC in such manner that on the Closing Date the representations and warranties of BYOC contained herein shall be accurate as though then made).

Section 6.2            Disclosure of Certain Matters.  From the date hereof through the Closing Date, BYOC shall give ADJUICE and each ADJUICE Shareholder prompt written notice of any event or development that occurs that is of a nature that, individually or in the aggregate, would have or reasonably be expected to have a Material Adverse Effect on BYOC.

Section 6.3            Regulatory and Other Authorizations; Notices and Consents.  BYOC shall use its commercially reasonable efforts to obtain all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the Transaction Documents to which it is a party and will cooperate fully with ADJUICE in promptly seeking to obtain all such authorizations, consents, orders and approvals.

Section 6.4            Valid Issuance of Shares.  At the Closing, the Transaction Shares and Earn-Out Shares to be issued to the ADJUICE Shareholders hereunder will be duly authorized, validly issued, fully paid and nonassessable and, when issued and delivered in accordance with the terms hereof for the consideration provided for herein, will be validly issued and will constitute a valid, binding and enforceable obligation of BYOC in accordance with their terms and will have been issued in compliance with all applicable federal and state securities laws.

Section 6.5            Continued Trading.  For a period of two years from the Closing Date, BYOC shall file all such documents with the SEC to maintain its status as a “reporting issuer.”

ARTICLE VII

Additional Agreements and Covenants

Section 7.1            Disclosure Schedules.  Each of Parties shall, as of the Closing Date, have the obligation to supplement or amend their respective Disclosure Schedules being delivered concurrently with the execution of this Agreement and annexes and exhibits hereto with respect to any matter hereafter arising or discovered which resulted in, or could reasonably be expected to result in a Material Adverse Effect on such Party.  The obligations of the Parties to amend or supplement their respective Disclosure Schedules being delivered herewith shall terminate on the Closing Date.  Notwithstanding any such amendment or supplementation, the representations and warranties of the Parties shall be made with reference to the Disclosure Schedules as they exist at the time of execution of this Agreement.

Section 7.2            Lock-Up Agreement(s).  As soon as practicable following the execution of this Agreement, but in any event prior to the Closing Date, the ADJUICE Shareholders shall execute and enter into lock-up agreements substantially in the form attached hereto as Exhibit B (the “Lock-Up Agreements”).

Section 7.3            Confidentiality.  Between the date hereof and the Closing Date, each of BYOC, the ADJUICE Parties shall hold and shall cause their respective Representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law or by the rules and regulations of, or pursuant to any agreement of a stock exchange or trading system, all documents and information concerning the other Party furnished to it by such other Party or its Representatives in connection with the Transactions, except to the extent that such information can be shown to have been (a) previously known by the Party to which it was furnished, (b) in the public domain through no fault of such Party, or (c) later lawfully acquired by the Party to which it was furnished from other sources, which source is not a Representative of the other Party, and each Party shall not release or disclose such information to any other Person, except its Representatives in connection with this Agreement.  Each Party shall be deemed to have satisfied its obligations to hold confidential information concerning or supplied by the other Party in connection with the Transactions, if it exercises the same care as it takes to preserve confidentiality for its own similar information.  For the avoidance of doubt, any disclosure of information required to be included by BYOC in its filings with the SEC as required by the applicable laws will not be violation of this Section 7.2.

Section 7.4            Public Announcements.  From the date of this Agreement until the Closing or termination of this Agreement, BYOC and each of the ADJUICE Entities shall cooperate in good faith to jointly prepare all press releases and public announcements pertaining to this Agreement and the Transactions governed by it, and none of the foregoing shall issue or otherwise make any public announcement or communication pertaining to this Agreement or the transaction without the prior consent of BYOC (in the case of ADJUICE Entities) or any ADJUICE Entities (in the case of BYOC), except as required by Law or by the rules and regulations of, or pursuant to any agreement of, a stock exchange or trading system.  Each Party will not unreasonably withhold approval from the others with respect to any press release or public announcement.  If any Party determines with the advice of counsel that it is required to make this Agreement and the terms of the transaction public or otherwise issue a press release or make public disclosure with respect thereto, it shall at a reasonable time before making any public disclosure, consult with the other Parties regarding such disclosure, seek such confidential treatment for such terms or portions of this Agreement or the transaction as may be reasonably requested by the other Parties and disclose only such information as is legally compelled to be disclosed.  This provision will not apply to communications by any Party to its counsel, accountants and other professional advisors.

ARTICLE VIII

Conditions to Closing

Section 8.1            ADJUICE Parties Conditions Precedent.  The obligations of the ADJUICE Parties to enter into and complete the Closing are subject, at the option of the ADJUICE Parties, to the fulfillment on or prior to the Closing Date of the following conditions by BYOC, any one or more of which may be waived by ADJUICE in writing.

(a)           Representations and Covenants.  The representations and warranties of the BYOC Parties contained in this Agreement shall be true on and as of the Closing Date except where the failure of such representations or warranties to be so true and correct, individually or in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect on the BYOC Parties and each of the BYOC Parties shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by each of them on or prior to the Closing Date.

(b)           Litigation.  No action, suit or proceeding (i) shall have been instituted before any court or governmental or regulatory body or instituted by any Governmental Authorities to restrain, modify or prevent the carrying out of the Transactions, or to seek damages or a discovery order in connection with such Transactions, or (ii) which has or may have, in the reasonable opinion of ADJUICE or ADJUICE Shareholders, a Material Adverse Effect on the ADJUICE Entities.

(c)           No Material Adverse Change.  There shall not have been any occurrence, event, incident, action, failure to act, or transaction since the date hereof which has had or is reasonably likely to cause a Material Adverse Effect on BYOC.

(d)           SEC Reports.  BYOC shall have filed all reports and other documents required to be filed by BYOC under the U.S. federal securities laws through the Closing Date.

(e)           OTC Bulletin Board.  BYOC shall have maintained its status as a Company whose common stock is traded on the OTC Bulletin Board.

(f)           Deliveries.  The deliveries required to be made by BYOC shall have been made by BYOC.

(g)           Governmental Approval.  The Parties shall have timely obtained from each Governmental Authority all approvals, waivers and consents, if any, necessary for consummation of or in connection with this Agreement and the Transactions contemplated hereby.

(h)           Transaction Documents.  The Transaction Documents shall have been executed and delivered by the Parties.

(i)           Injunctions or Restraints on Conduct of Business.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting any BYOC Party’s conduct or operation of the business of the BYOC Parties following the Share Exchange shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Authority, domestic or foreign, seeking the foregoing be pending.

Section 8.2    BYOC Conditions Precedent.  The obligations of BYOC to enter into and complete the Closing are subject, at the option of BYOC, to the fulfillment on or prior to the Closing Date of the following conditions by each of the ADJUICE Parties, any one or more of which may be waived by BYOC in writing:

(a)           Representations and Covenants.  The representations and warranties of the ADJUICE Parties contained in this Agreement shall be true on and as of the Closing Date except where the failure of such representations or warranties to be so true and correct, individually or in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect on the ADJUICE Parties and each of the ADJUICE Parties shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by each of them on or prior to the Closing Date, and the ADJUICE Parties shall have delivered to BYOC a certificate, dated the Closing Date, to the foregoing effect.

(b)           Litigation.  No action, suit or proceeding (i) shall have been instituted before any court or governmental or regulatory body or instituted by any Governmental Authorities to restrain, modify or prevent the carrying out of the Transactions, or to seek damages or a discovery order in connection with such Transactions, or (ii) which has or may have, in the reasonable opinion of BYOC, a Material Adverse Effect on BYOC.

(c)           No Material Adverse Change.  There shall not have been any occurrence, event, incident, action, failure to act, or transaction since April 30, 2010, which has had or is reasonably likely to cause a Material Adverse Effect on any of the ADJUICE Entities.

(d)           Injunctions or Restraints on Conduct of Business.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting any ADJUICE Entities’ conduct or operation of the business of any of the ADJUICE Entities following the Share Exchange shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Authority, domestic or foreign, seeking the foregoing be pending.

(e)           Deliveries.  All other deliveries required to be made by the ADJUICE Parties shall have been made by them.

(f)           Governmental Approval.  The Parties shall have timely obtained from each Governmental Authority all approvals, waivers and consents, if any, necessary for consummation of or in connection with this Agreement and the Transactions contemplated hereby.

(g)           Employment Agreement.  Matt Hill, the Chief Executive Officer of ADJUICE, shall have entered into that certain Employment Agreement with BYOC, the form of which is attached hereto as Appendix A.

(h)           Transaction Documents.  The Transaction Documents shall have been executed and delivered by the Parties.

ARTICLE IX

Indemnification

Section 9.1            Survival.  The representations, warranties, covenants and agreements contained in or made pursuant to this Agreement and any certificate delivered pursuant hereto shall survive the execution and delivery of this Agreement and the Closing, and thereafter shall survive for a period of eighteen (18) months after Closing.  The term during which any representation, warranty, or covenant survives hereunder is referred to as the “Survival Period.” Except as expressly provided in this paragraph, no claim for indemnification hereunder may be made after the expiration of the Survival Period.

Section 9.2            Indemnification by the ADJUICE Shareholders.

(a)           The ADJUICE Shareholders shall, subject to the terms hereof, indemnify, defend and hold harmless BYOC (which term, for the purposes of this Article IX shall include any of BYOC’s successors) and permitted assigns (the “BYOC Indemnified Parties”) from and against any liabilities, loss, claims, damages, fines, penalties, expenses (including costs of investigation and defense and reasonable attorneys’ fees and court costs) (collectively, “Damages”) arising from:  (i) any breach of any representation or warranty made by the ADJUICE Parties in Article II hereof or in any certificate delivered by the ADJUICE Parties pursuant to this Agreement; or (ii) any breach by any ADJUICE Party of its covenants or obligations in this Agreement to be performed or complied with by such ADJUICE Party at or prior to the Closing.

Section 9.3            Indemnification by BYOC.

(a)           BYOC shall, subject to the terms hereof, indemnify, defend and hold harmless each of the ADJUICE Parties and their respective successors and permitted assigns (the “ADJUICE Indemnified Parties”) from and against any Damages arising from:  (i) any breach of any representation or warranty made by the BYOC Parties in Article III hereof or in any certificate delivered by BYOC pursuant to this Agreement; or (ii) any breach by any BYOC Party, of its covenants or obligations in this Agreement to be performed or complied with by such BYOC Party at or prior to the Closing.

Section 9.4            Limitations on Indemnity.

(a)           Notwithstanding any other provision in this Agreement to the contrary, the BYOC Indemnified Parties shall not be entitled to indemnification pursuant to Section 9.2, unless and until the aggregate amount of Damages to the BYOC Indemnified Parties with respect to such matters under Section 9.2 exceeds $50,000 (the “Deductible”), and then only to the extent such Damages exceed the Deductible.

(b)           Notwithstanding any other provision in this Agreement to the contrary, no ADJUICE Party shall be entitled to indemnification pursuant to Section 9.3, unless and until the aggregate amount of Damages with respect to such matters under Section 9.3 exceeds the Deductible, and then only to the extent such Damages exceed the Deductible.

(c)           In no event shall any Party hereto have any liability to the other Parties hereto for any consequential, special, punitive or indirect loss or damage whether or not any claim for such damages is based on tort or contract or that such Party knew or should have known the likelihood of such damages in any circumstances.

(d)           Notwithstanding any other provision in this Agreement to the contrary, the maximum amount of liability for Damages that BYOC on the one hand, and the ADJUICE Shareholders on the other, may have under this Agreement (under this Article IX, or otherwise), shall be limited to an amount equal to (i) the number of shares that BYOC has, at that time, issued to the ADJUICE Shareholders under this Agreement (the Transaction Shares and, if issued, the Earn-Out Shares), (ii) multiplied by $0.10.

Section 9.5            Defense of Third Party Claims.  If a Party determines to make a claim for indemnification hereunder (each as applicable an “Indemnitee”), such Party as applicable shall notify the indemnifying party (an “Indemnitor”) of the claim in writing promptly after receiving notice of any action, lawsuit, proceeding, investigation, demand or other claim against the Indemnitee (if by a third party), describing the claim, the amount thereof (if known and quantifiable) and the basis thereof in reasonable detail (such written notice, an “Indemnification Notice”); provided that the failure to so notify an Indemnitor shall not relieve the Indemnitor of its obligations hereunder except to the extent that (and only to the extent that) such failure shall have caused the damages for which the Indemnitor is obligated to be greater than such damages would have been had the Indemnitee given the Indemnitor prompt notice hereunder.  Any Indemnitor shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to an Indemnitee’s claim for indemnification at such Indemnitor’s expense, and at its option shall be entitled to assume the defense thereof by appointing a reputable counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense; provided, that the Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided, however, that the fees and expenses of such separate counsel shall be borne by the Indemnitee and shall not be recoverable from such Indemnitor under this Article IX.  If the Indemnitor shall control the defense of any such claim, the Indemnitor shall be entitled to settle such claims; provided, that the Indemnitor shall obtain the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnitee or if such settlement does not expressly and unconditionally release the Indemnitee from all liabilities and obligations with respect to such claim.  If the Indemnitor assumes such defense, the Indemnitor shall not be liable for any amount required to be paid by the Indemnitee that exceeds, where the Indemnitee has unreasonably withheld or delayed consent in connection with the proposed compromise or settlement of a third party claim, the amount for which that third party claim could have been settled pursuant to that proposed compromise or settlement.  In all cases, the Indemnitee shall provide its reasonable cooperation with the Indemnitor in defense of claims or litigation, including by making employees, information and documentation reasonably available.  If the Indemnitor shall not assume the defense of any such action, lawsuit, proceeding, investigation or other claim, the Indemnitee may defend against such matter as it deems appropriate; provided that the Indemnitee may not settle any such matter without the written consent of the Indemnitor (which consent shall not be unreasonably withheld, conditioned or delayed) if the Indemnitee is seeking or will seek indemnification hereunder with respect to such matter.

Section 9.6            Determining Damages.  The amount of Damages subject to indemnification under Section 9.2 or Section 9.3 shall be calculated net of (i) any Tax Benefit inuring to the Indemnitee on account of such Damages, (ii) any insurance proceeds or other amounts under indemnification agreements received or receivable by the Indemnitee on account of such Damages.  If the Indemnitee receives a Tax Benefit on account of such Damages after an indemnification payment is made to it, the Indemnitee shall promptly pay to the Person or Persons that made such indemnification payment the amount of such Tax Benefit at such time or times as and to the extent that such Tax Benefit is realized by the Indemnitee.  For purposes hereof, “Tax Benefit” shall mean any refund of Taxes to be paid or reduction in the amount of Taxes which otherwise would be paid by the Indemnitee, in each case computed at the highest marginal tax rates applicable to the recipient of such benefit.  To the extent Damages are recoverable by insurance, the Indemnitees shall take all commercially reasonable efforts to obtain maximum recovery from such insurance.  In the event that an insurance or other recovery is made by any Indemnitee with respect to Damages for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery shall be made promptly to the Person or Persons that provided such indemnity payments to such Indemnitee.  The Indemnitors shall be subrogated to all rights of the Indemnitees in respect of Damages indemnified by the Indemnitors.  The Indemnitees shall take all commercially reasonable efforts to mitigate all Damages upon and after becoming aware of any event which could reasonably be expected to give rise to Damages.  For Tax purposes, the Parties agree to treat all payments made under this Article IX as adjustments to the consideration received for the ADJUICE Shares.

Section 9.7            Right of Setoff Against the Earn-Out Shares.  To the extent that any ADJUICE Shareholder is obligated to indemnify BYOC after the Closing under the provisions of this Article IX for Damages, in addition to any other rights BYOC may have under this Article IX or otherwise, BYOC shall have the right, exercisable at its option, to decrease any amount due and owing or to be due and owing to it hereunder by cancelling some or all of the Earn-Out Shares that are issuable to the ADJUICE Shareholders after the Target Date.  With respect to each indemnification claim made by BYOC hereunder, BYOC shall deliver notice to the ADJUICE Shareholder(s) pursuant to Section 11.1 at any time before 5:00 p.m., Pacific time, on the Target Date of an indemnification claim:  (A) stating that BYOC has paid or accrued Damages and (B) specifying in reasonable detail the individual items of Damages included in the amount so stated, the date each such item was paid or accrued, and the nature of the misrepresentation, breach of representation and warranty or covenant or agreement to which such item is related.  Upon delivery of such notice and evidence of Damages, BYOC will be permitted to and authorized to withhold from the Earn-Out Shares, offset ratably against each ADJUICE Shareholder based on the amount of Earn-Out Shares issuable and listed on Schedule 1.1, if such shares are issuable on the Target Date, an amount equal to such Damages.  The number of shares of BYOC Common Stock that may be withheld by BYOC will determined by valuing each share of BYOC Common Stock at the average closing price of the BYOC Common Stock on the OTC Bulletin Board, or such other market on which the Common Stock is listed or quoted, for trading for the ten trading days immediately prior to the Target Date.  All Earn-Out Shares that are still issuable by BYOC after any set-off pursuant to this Section 9.7 shall be promptly delivered to the ADJUICE Shareholders.  All Earn-Out Shares withheld to satisfy some or all of any indemnification claim shall be cancelled by BYOC.

Section 9.8            Remedies.  The remedies provided in this Article IX will not be exclusive of or limit any other remedies that may be available to the Parties.

Section 9.9            Limitation on Recourse; No Third Party Beneficiaries.

(a)           No claim shall be brought or maintained by any Party or its respective successors or permitted assigns against any officer, director, partner, member, agent, representative, Affiliate, equity holder, successor or permitted assign of any Party which is not otherwise expressly identified as a Party, and no recourse shall be brought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach of any of the representations, warranties, covenants or obligations of any Party set forth or contained in this Agreement or any exhibit or schedule hereto or any certificate delivered hereunder.

(b)           Except as set forth in Section 9.3, the provisions of this Article IX are for the sole benefit of the Parties and nothing in this Article IX, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Article IX.

ARTICLE X

Termination

Section 10.1          Methods of Termination.  Unless waived by the Parties hereto in writing, the Transactions may be terminated and/or abandoned at any time but not later than the Closing:

(a)           by mutual written consent of the Parties;

(b)           by either BYOC or the ADJUICE Parties, if the Closing has not occurred by the later of (i) May 31, 2010, or (ii) such other date that has been agreed by the Parties (in no event later than June 15, 2010);

(c)           by any ADJUICE Party, if there has been a breach by BYOC of any representation, warranty, covenant or agreement contained in this Agreement which has prevented the satisfaction of the conditions to the obligations of the ADJUICE Parties at the Closing under Section 8.1(a) and such violation or breach has not been waived by the ADJUICE Parties or cured by the BYOC Parties within ten (10) business days after written notice thereof from the ADJUICE Parties;

(d)           by BYOC, if there has been a breach by the ADJUICE Parties of any representation, warranty, covenant or agreement contained in this Agreement which has prevented the satisfaction of the conditions to the obligations of the BYOC Parties at the Closing under Section 8.2(a) and such violation or breach has not been waived by the BYOC Parties or cured by the ADJUICE Parties within ten (10) business days after written notice thereof from the BYOC Parties;

Section 10.2          Effect of Termination.

(a)           In the event of termination and abandonment by either BYOC or the ADJUICE Parties, or all of them, pursuant to Section 10.1 hereof, written notice thereof shall forthwith be given to the other Party, and except as set forth in this Section 10, all further obligations of the Parties shall terminate, no Party shall have any right against the other Party hereto, and each Party shall bear its own costs and expenses.    Nothing contained in this Section 10.2 shall relieve any party from liability for any breach of this Agreement prior to such termination.

(b)           If the Transactions contemplated by this Agreement are terminated and/or abandoned as provided herein:

(i)           each Party hereto will destroy all documents, work papers and other material (and all copies thereof) of the other Party relating to the Transactions contemplated hereby, whether so obtained before or after the execution hereof, to the Party furnishing the same; and

(ii)           all confidential information received by either Party hereto with respect to the business of the other Party hereto shall be treated in accordance with Section 7.2 hereof, which shall survive such termination or abandonment.  Notwithstanding anything herein to the contrary, Article X and Article XI shall survive termination of this Agreement.

ARTICLE XI

Miscellaneous

Section 11.1          Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the Parties at the addresses set forth on the signature pages hereto (or at such other address for a Party as shall be specified in writing to all other Parties).

Section 11.2          Amendments; Waivers; No Additional Consideration.  No provision of this Agreement may be waived or amended except in a written instrument signed by all of the Parties hereto.  No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right.

Section 11.3          Expenses.  Each Party shall be responsible for its own Expenses in connection with this Agreement and the transaction contemplated hereby.

Section 11.4          Adjustments to Earn-Out Shares.  The number of Earn-Out Shares issued hereunder shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to BYOC Common Stock, occurring on or after the date hereof.

Section 11.5          Interpretation.  When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

Section 11.6          Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that Transactions are fulfilled to the extent possible.

Section 11.7          Counterparts; Facsimile Execution.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.  Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

Section 11.8          Entire Agreement; Third Party Beneficiaries.  This Agreement, taken together with all Exhibits, Annexes and Schedules hereto (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the Transactions and (b) are not intended to confer upon any Person other than the Parties any rights or remedies.

Section 11.9          Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 11.10        Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties.  Any purported assignment without such consent shall be void.  Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 11.11        Arbitration.  Any dispute, controversy or claim arising out of, relating to, or in connection with, this Agreement or the transactions contemplated hereby shall be finally settled by binding arbitration.  The arbitration shall be conducted and the arbitrator chosen in accordance with the rules of the American Arbitration Association in effect at the time of the arbitration, except as they may be modified herein or by mutual agreement of BYOC and the ADJUICE Shareholders.  In connection with any such arbitration, each Party shall be afforded the opportunity to conduct discovery in accordance with the Federal Rules of Civil Procedure.  The seat of the arbitration shall be in Las Vegas, Nevada.  Each of BYOC and the ADJUICE Shareholders hereby irrevocably submits to the jurisdiction of the arbitrator in Las Vegas, Nevada and waives any defense in an arbitration based upon any claim that such party is not subject personally to the jurisdiction of such arbitrator, that such arbitration is brought in an inconvenient forum or that such venue is improper.  The arbitral award shall be in writing and shall be final and binding on each of the parties to this Agreement.  The award may include an award of costs, including reasonable attorneys’ fees and disbursements and may also include injunctive relief.  Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the parties or their assets.  Each of BYOC and the ADJUICE Parties acknowledges and agrees that by agreeing to these arbitration provisions each of the parties hereto is waiving any right that such party may have to a jury trial with respect to the resolution of any dispute under this Agreement or the transactions contemplated hereby.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Address:	BEYOND COMMERCE, INC.
750 Coronado Center Dr. #120,
Henderson, NV 89052
Attn: Chief Financial Officer	By:
Name:
Title:

Address:	ADJUICE INC.

Santa Monica, California 9___	By:
Attn: Matt Hill	Name: Matt Hill
Title: Chief Executive Officer

Address:

Daniel Williams

Address:	SUNLIGHT VENTURES LLC.

By:
Attn:_____________________________________	Name:
Title:

Address:	ECHO CAPITAL GROWTH CORP.

By:
Attn:_____________________________________	Name:
Title:

Address:	HARVARD DEVELOPMENTS LTD.

By:
Attn:_____________________________________	Name:
Title:

Address:	VENTURE LENDING & LEASING iV, LLC.

By:
Attn:_____________________________________	Name:
Title:

Address:	VENTURE LENDING & LEASING V, LLC.

By:
Attn:_____________________________________	Name:
Title:

Exhibit A

Definitions

“ADJUICE Constituent Instruments” means ADJUICE’s Certificate of Incorporation and Bylaws, each as amended through the date hereof.

“ADJUICE Entities” means, collectively, ADJUICE and any the Subsidiary of ADJUICE.

“Affiliates” shall mean any Person that directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.  For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning fifty percent (50%) or more of the voting securities of a second Person shall be deemed to control that second Person.  For the purposes of this definition, a Person shall be deemed to control any of his or her immediate family members.

“BYOC Common Stock” means the Common Stock of BYOC, $0.001 par value per share.

“BYOC Entities” means collectively, BYOC and BoomJ.com, Inc.,  a wholly-owned Subsidiary of BYOC.  “BYOC Entities” does not include Kaching Kaching, Inc., a public company.  As of the date of this Agreement, BYOC only owns approximately 20.7% of the outstanding capital stock of Kaching Kaching, Inc.

“BYOC Securities” means, collectively, the Transaction Shares and the Earn-Out Shares.

 “Contract” means a contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument.

“Environmental Law” shall mean any Legal Requirement that requires or relates to:

(a)           advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

(b)           preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

(c)           reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

(d)           assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the environment when used or disposed of;

(e)           protecting resources, species, or ecological amenities;

(f)           reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

(g)           cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

(h)           making responsible parties pay private parties, or groups of them, for damages done to their health or the environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expenses” shall mean all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party on its behalf in connection with or related to the authorization, preparation, diligence, negotiation, execution and performance of this Agreement and the Transaction Documents.

“Governmental Authority” means any national, federal, state, provincial, local or foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal or judicial or arbitral body of competent jurisdiction, or other governmental authority or instrumentality, domestic or foreign.

 “Gross Revenue” means the gross revenues of ADJUICE as determined in accordance with U.S. GAAP during the period commencing on June 1, 2010 and ending on May 31, 2011.  Gross Revenues shall not include revenues generated by any business, company or operations acquired by ADJUICE after the Closing.

“Judgment” means any judgment, order or decree.

“Knowledge”, (i) with respect to the ADJUICE Entities shall mean the actual knowledge of Matt Hill, and (ii) with respect to BYOC shall mean the actual knowledge of its Chief Executive Officer or Chief Financial Officer.

“Law(s)” means any law, statute, ordinance, rule, regulation, order, writ, injunction or decree.

“Legal Requirement” means any federal, state, local, municipal, provincial, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authorities (or under the authority of any national securities exchange upon which BYOC Securities then listed or traded)

“Liens” means any liens, security interests, pledges, equities and claims of any kind, voting trusts, shareholder agreements and other encumbrances.

“Material Adverse Effect” means any event, change or effect that is materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations of such Person and its subsidiaries, taken as a whole.

“Permits” mean all governmental franchises, licenses, permits, authorizations and approvals necessary to enable a Person to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted.

 “Person” shall mean an individual, partnership, corporation, joint venture, unincorporated organization, cooperative or a governmental entity or agency thereof.

 “Representatives” of either Party shall mean such Party’s employees, accountants, auditors, actuaries, counsel, financial advisors, bankers, investment bankers and consultants and any other person acting on behalf of such Party.

“SEC” means the U.S.  Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” an entity shall be deemed to be a “Subsidiary” of another Person if (a) such Person directly or indirectly owns, beneficially or of record, an amount of voting securities of other interests in such entity that is sufficient to enable such Person to elect at leased a majority of the members of such entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such entity.

 “Tax Return” means all federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

“Taxes” includes all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federal or other Governmental Authority, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

“Trade Secrets” means all trade secrets under applicable law and other rights in know-how and confidential or proprietary information, processing, manufacturing or marketing information, including new developments, inventions, processes, ideas or other proprietary information that provides advantages over competitors who do not know or use it.

“U.S. GAAP” means generally accepted accounting principles of the United States.

“WTI Loan” means both the (i) $1,500,000 loan made to ADJUICE by Venture Lending & Leasing IV, Inc. on April 6, 2009, and (ii) $1,500,000 loan made to ADJUICE by Venture Lending & Leasing V, Inc. on April 6, 2009, together will other obligations of ADJUICE that may have accrued thereunder.

“WTI Loan Documents” means the (i) Promissory Note evidencing the $1,500,000 loan made to ADJUICE by Venture Lending & Leasing IV, Inc. on April 6, 2009, (ii) Promissory Note evidencing the  $1,500,000 loan made to ADJUICE by Venture Lending & Leasing V, Inc. on April 6, 2009, (iii) the Security Agreement, dated April 6, 2009, between ADJUICE and Venture Lending & Leasing IV, Inc. and Venture Lending & Leasing V, Inc., and (iv) any other document or instrument delivered in connection with the WTI Loan, including any UCC statements or other similar filings.

SCHEDULE 1.1

Shareholder	AdJuice Shares Owned	Transaction Shares	Earn-Out Shares

Sunlight Ventures LLC	6,150,000	3,168,199	2,764,410
Venture Lending & Leasing IV, LLC	300,000	154,533	134,838
Venture Lending & Leasing V, LLC	300,000	154,533	134,838
Echo Capital Growth Corp.	800,000	412,135	359,607
Daniel Williams	100,000	51,511	44,946
Harvard Developments, Ltd.	2,250,000	1,159,089	1,011,361